                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               TCA Cable TV, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   872241-10-4
            -------------------------------------------------------
                                 (CUSIP NUMBER)

                               James S. Ryan, III
                           901 Main Street, Suite 6000
                               Dallas, Texas 75202

                                 (214) 953-6000
--------------------------------------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                  May 11, 1999
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 50 Pages

CUSIP NO. 872241-10-4                 13D                     Page 2 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Louise H. Rogers  ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(a)                                             [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY          ---------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 5,542,810 shares owned directly
      PERSON                by Ms. Louise Rogers, 1,400,000 shares owned
       WITH                 directly by Rogers Venture Enterprises, Inc. which
                            may be deemed to be indirectly owned by Ms. Louise
                            Rogers due to her relationship as a director and
                            owner of 50% of the voting stock of Rogers Venture
                            Enterprises, Inc., and 4,027,686 shares that may be
                            deemed to be owned by Ms. Louise Rogers pursuant to
                            the Voting Agreement described under Item 4 of this
                            Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            5,542,810
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            1,400,000 (these shares are owned directly by
                            Rogers Venture Enterprises, Inc. of which Ms. Louise Rogers is a director and owner of 50% of the voting stock of Rogers Venture Enterprises, Inc.)
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 3 of 50 Pages


-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Fred R. Nichols
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]


-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY         ---------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 73,326 shares owned directly by
      PERSON                Mr. Nichols, 5,250 shares held pursuant to the terms
       WITH                 of a cash or deferred arrangement intended to be
                            qualified under Section 401(k) of the Internal
                            Revenue Code, as amended, 495,000 shares purchasable
                            pursuant to options granted under the Issuer's
                            Amended and Restated Incentive Stock Option Plan and
                            10,396,920 shares that may be deemed to be
                            beneficially owned by Mr. Nichol, pursuant to the
                            Voting Agreement described in Item 4 to this
                            Statement.)
                    -----------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            573,576
                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 4 of 50 Pages

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Darrell L. Campbell
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY         ----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 46,377 shares owned directly by
      PERSON                Mr. Campbell, 404 shares issued pursuant to the
       WITH                 terms of a cash or deferred arrangement intended to
                            be qualified under Section 401(k) of the Internal
                            Revenue Code, as amended, and 10,923,715 shares that
                            may be deemed to be beneficially owned by Mr.
                            Campbell pursuant to the Voting Agreement described
                            in Item 4 to this Statement.)
                    -----------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            46,781
                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 5 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ben R. Fisch, M. D.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY         ----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 1,222,542 shares owned directly
      PERSON                by Dr. Fisch, 26,000 shares purchasable pursuant to
       WITH                 options granted under the Issuer's Non-Employee
                            Director Stock Option Plan and 9,721,954 shares that
                            may be deemed to be beneficially owned by Dr. Fisch
                            pursuant to the Voting Agreement described in Item 4
                            to this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            1,248,542
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 6 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Wayne J. McKinney
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY         ----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 206,580 shares owned directly
      PERSON                by Mr. McKinney, 11,000 shares purchasable pursuant
       WITH                 to options granted under the Issuer's Non-employee
                            Directors Stock Option Plan and 10,752,916 shares
                            that may be deemed to be owned by Mr. McKinney
                            pursuant to the Voting Agreement described in Item 4
                            to this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            217,580
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 7 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joanne McKinney, as trustee for the Wayne J. McKinney Children Trust, Susan Ann Pippin Trust and UADTD 12/26/89 Judy Carol Hill Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY         ----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 121,991 shares deemed to be
       WITH                 beneficially owned by Ms. McKinney pursuant to her
                            role as trustee to the Wayne J. McKinney Children
                            Trust, Susan Ann Pippin Trust and UADTD 12/26/89
                            Judy Carol Hill Trust and 10,848,505 shares that may
                            be deemed to be beneficially owned by Ms. McKinney
                            pursuant to the terms of the Voting Agreement
                            described in Item 4 to this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            121,991
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 8 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           A. W. Riter, Jr., individually, as co-trustee for the Alysia Elizabeth Kerr No.1 Trust, Andrew Cameron Kerr No.1 Trust, Kaylyn Kelsey Kerr No.1 Trust, Walter Riter Kerr No. 1 Trust, William Caleb Kerr No. 1 Trust, Paxton Whitted Riter No. 1 Trust, Alysia Elizabeth Kerr `89 Trust, Andrew Cameron Kerr `89 Trust, Kaylyn Kelsey Kerr `89 Trust, Walter Riter Kerr `89 Trust, William Caleb Kerr `89 Trust, Paxton Whitted Riter `89 Trust and the, A. W. Riter, Jr. and B. J. Riter Charitable Trust and as sole general partner of the Riter Family Limited Partnership, L. P.

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES                0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY       8       SHARED VOTING POWER
       EACH                 10,970,496 (includes 793,972 shares owned directly
    REPORTING               by Mr. Riter, Jr., 26,000 shares purchasable
      PERSON                pursuant to options granted under the Issuer's
       WITH                 Non-Employee Director Stock Option Plan, 82,680
                            shares which Mr. A.W. Riter Jr. may be deemed to
                            beneficially own pursuant to his capacity as
                            co-trustee to the Alysia Elizabeth Kerr No.1 Trust,
                            Andrew Cameron Kerr No.1 Trust, Kaylyn Kelsey Kerr
                            No.1 Trust, Walter Riter Kerr No. 1 Trust, William
                            Caleb Kerr No. 1 Trust, Paxton Whitted Riter No. 1
                            Trust, Alysia Elizabeth Kerr `89 Trust, Andrew
                            Cameron Kerr `89 Trust, Kaylyn Kelsey Kerr `89
                            Trust, Walter Riter Kerr `89 Trust, William Caleb
                            Kerr `89 Trust, Paxton Whitted Riter `89 Trust
                            ,41,250 shares which Mr. A. W. Riter, Jr. may be
                            deemed to beneficially own as sole trustee to the
                            Mr. A. W. Riter, Jr. and B. J. Riter Charitable
                            Trust, 333,648 shares which Mr. A. W. Riter, Jr. may
                            be deemed to beneficially own as the sole general
                            partner of the Riter Family Limited Partnership, L.
                            P., and 9,692,946 shares that may be deemed to be
                            beneficially owned by Mr. Riter pursuant to the
                            Voting Agreement described in Item 4 of this
                            Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER
                            1,194,870
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            82,680
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [X]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                     Page 9 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           A. W. Riter, III, as co-trustee for the Alysia Elizabeth Kerr No.1 Trust, Andrew Cameron Kerr No.1 Trust, Kaylyn Kelsey Kerr No.1 Trust, Walter Riter Kerr No. 1 Trust, William Caleb Kerr No. 1 Trust, Paxton Whitted Riter No. 1 Trust, Alysia Elizabeth Kerr `89 Trust, Andrew Cameron Kerr `89 Trust, Kaylyn Kelsey Kerr `89 Trust, Walter Riter Kerr `89 Trust, William Caleb Kerr `89 Trust, and Paxton Whitted Riter `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             63,400
     OWNED BY         ----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 82,680 shares which Mr. Riter,
       WITH                 III is deemed to beneficially own pursuant to his
                            capacity as a co-trustee to Alysia Elizabeth Kerr
                            No.1 Trust, Andrew Cameron Kerr No.1 Trust, Kaylyn
                            Kelsey Kerr No.1 Trust, Walter Riter Kerr No. 1
                            Trust, William Caleb Kerr No. 1 Trust, Paxton
                            Whitted Riter No. 1 Trust, Alysia Elizabeth Kerr `89
                            Trust, Andrew Cameron Kerr `89 Trust, Kaylyn Kelsey
                            Kerr `89 Trust, Walter Riter Kerr `89 Trust, William
                            Caleb Kerr `89 Trust and Paxton Whitted Riter `89
                            Trust, and 10,887,816 shares may be deemed to be
                            beneficially owned by Mr. Riter pursuant to the
                            Voting Agreement described in Item 4 to this
                            Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            63,400
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            82,680
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           11,033,896
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 10 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Randall K. Rogers, individually and as trustee for the Rogers Family Trust, Ryan McDonald Rogers UGMA Trust and the Austin Michael Rogers UGMA Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
  NUMBER OF         7       SOLE VOTING POWER
    SHARES
 BENEFICIALLY               0
   OWNED BY           ----------------------------------------------------------
     EACH           8       SHARED VOTING POWER
  REPORTING                 10,970,496 (includes 135,380 shares owned directly
    PERSON                  by Mr. Randall Rogers, 1,748 shares held pursuant to
     WITH                   the terms of a cash or deferred arrangement intended
                            to qualified under Section 401(k) of the Internal
                            Revenue Code, as amended, 36,000 shares purchasable
                            pursuant to options granted under the Issuer's
                            Amended and Restated Incentive Stock Option Plan,
                            122,400 shares which Mr. Randall Rogers may be
                            deemed to beneficially own pursuant to his capacity
                            as a trustee to the Rogers Family Trust, Ryan
                            McDonald Rogers UGMA Trust and the Austin Michael
                            Rogers UGMA Trust, 1,400,000 shares owned directly
                            by Rogers Venture Enterprises, Inc. which may be
                            deemed to be indirectly owned by Mr. Randall Rogers
                            due to his relationship as President, a director and
                            owner of 12.5% of the voting stock of Rogers Venture
                            Enterprises, Inc., and 9,274,968 shares that Mr.
                            Randall Rogers may be deemed to beneficially own
                            pursuant to the Voting Agreement described in Item 4
                            of this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER
                            295,528
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,400,000 (these shares are owned directly by Rogers
                            Venture Enterprises, Inc. of which Mr. Randall
                            Rogers is President, a director and owns 12.5% of
                            the voting stock of Rogers Venture Enterprises,
                            Inc.)
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 11 of 50 Pages


--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Melvin R. Jenschke
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       -----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING               10,970,496 (includes 45,260 shares owned directly by
      PERSON                Mr. Jenschke, 2,760 shares held pursuant to the
       WITH                 terms of a cash or deferred arrangement intended to
                            be qualified pursuant to Section 401(k) of the
                            Internal Revenue Code, as amended, 36,000 shares
                            purchasable pursuant to option granted under the
                            Issuer's Amended and Restated Incentive Stock Option
                            Plan, and 10,886,476 shares may be deemed to be
                            beneficially owned by Mr. Jenschke pursuant to the
                            Voting Agreement described in Item 4 to this
                            Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            84,020
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 12 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Russell B. Rogers
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (included 88,520 shares owned directly by
       WITH                 Mr. Rogers and 10,881,976 shares that may be deemed
                            to be beneficially owned by Mr. Rogers pursuant to
                            the terms of the Voting Agreement described in Item
                            4 of this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            88,520
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 13 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rebecca Rogers Wangner
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 82,598 shares owned directly by
       WITH                 Ms. Wangner and 10,887,898 shares that may be deemed
                            to be beneficially owned by Ms. Wangner pursuant to
                            the terms of the Voting Agreement described in Item
                            4 to this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            82,598
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 14 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rogers Venture Enterprises, Inc.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 1,400,000 shares owned directly
       WITH                 by Rogers Venture Enterprises, Inc. and 9,570,496
                            shares that may be deemed to be beneficially owned
                            by Rogers Venture Enterprises, Inc. pursuant to the
                            terms of the Voting Agreement described in Item 4 to
                            this Statement.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 15 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Wayne J. McKinney Children Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 101,907 shares owned by the
       WITH                 Wayne J. McKinney Children Trust and 10,868,589 that
                            may be deemed to be beneficially owned by the Wayne
                            J. McKinney Trust pursuant to the Voting Agreement described in Item 4 of this Schedule.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 16 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Susan Ann Pippin Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 8,542 shares owned by the Susan
       WITH                 Ann Pippin Trust and 10,961,954 shares that may be
                            deemed to be beneficially owned by the Susan Ann
                            Pippin Trust.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 17 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           UADTD 12/26/89 Judy Carol Hill Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 11,542 shares owned directly by
       WITH                 the UADTD 12/26/89 Judy Carol Hill Trust and
                            10,958,954 shares that may be deemed to be beneficially owned by the UADTD 12/26/89 Judy Carol
                            Hill Trust pursuant to the Voting Agreement described in Item 4 of this Schedule.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           O
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 18 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Alysia Elizabeth Kerr No. 1 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 4,840 shares owned directly by
       WITH                 the Alysia Elizabeth Kerr No. 1 Trust and 10,965,656
                            shares that may be deemed to be beneficially owned
                            by the Alysia Elizabeth Kerr No. 1 Trust pursuant to
                            the Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 19 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Andrew Cameron Kerr No. 1 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 14,730 shares owned directly by
       WITH                 Andrew Cameron Kerr No. 1 Trust and 10,955,766
                            shares that may be deemed to be beneficially owned by the Andrew Cameron Kerr No. 1 Trust pursuant to the Voting Agreement described in Item 4 of this Schedule.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 20 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kaylyn Kelsey Kerr No. 1 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 13,230 shares owned directly by
       WITH                 the Kaylyn Kelsey Kerr No. 1 Trust and 10,957,266
                            shares that may be deemed to be beneficially owned by the Kaylyn Kelsey Kerr No. 1 Trust pursuant to the Voting Agreement described in Item 4 of this Schedule.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 21 of 50 Pages

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Walter Riter Kerr No. 1 Trust
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
-------------------------------------------------------------------------------
3          SEC USE ONLY

-------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
-------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

-------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
-------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       -----------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 8,420 shares owned directly by
       WITH                 the Walter Riter Kerr No. 1 Trust and 10,962,076
                            shares that may be deemed to be beneficially owned by the Walter Riter Kerr No. 1 Trust pursuant to the
                            Voting Agreement described in Item 4 of this Schedule.)

                    -----------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    -----------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
-------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
-------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


-------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
-------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 22 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Caleb Kerr No. 1 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]


--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 14,730 shares owned directly by
       WITH                 the William Caleb Kerr No. 1 Trust and 10,955,766
                            shares that may be deemed to be beneficially owned
                            by the William Caleb Kerr No. 1 Trust pursuant to
                            the Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 23 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Alysia Elizabeth Kerr `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Alysia Elizabeth Kerr `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned by the Alysia Elizabeth Kerr `89 Trust pursuant to the Voting Agreement described in Item 4 of this Schedule.)

                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 24 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Andrew Cameron Kerr `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Andrew Cameron Kerr `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the Andrew Cameron Kerr `89 Trust pursuant to the
                            Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 25 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kaylyn Kelsey Kerr `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Kaylyn Kelsey Kerr `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the Kaylyn Kelsey Kerr `89 Trust pursuant to the
                            Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 26 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Walter Riter Kerr `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Walter Riter Kerr `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the Walter Riter Kerr `89 Trust pursuant to the
                            Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 27 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Caleb Kerr `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the William Caleb Kerr `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the William Caleb Kerr `89 Trust pursuant to the
                            Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 28 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paxton Whitted Riter `89 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Paxton Whitted Riter `89 Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the Paxton Whitted Riter `89 Trust pursuant to
                            the Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 29 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Paxton Whitted Riter No. 1 Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 14,730 shares owned directly by
       WITH                 the Paxton Whitted Riter No. 1 Trust and 10,955,766
                            shares that may be deemed to be beneficially owned
                            by the Paxton Whitted Riter No. 1 Trust pursuant to
                            the Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 30 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Riter Family Limited Partnership, L.P.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]


--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 333,648 shares owned directly
       WITH                 by the Riter Family Limited Partnership, L.P. and
                            10,636,848 shares that may be deemed to be
                            beneficially owned by the Riter Family Limited
                            Partnership, L.P. pursuant to the Voting Agreement
                            described in Item 4 of this Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 31 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           A. W. Riter, Jr. and B. J. Riter Charitable Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 41,250 shares owned directly by
       WITH                 the A. W. Riter, Jr. and B. J. Riter Charitable
                            Trust and 10,929,246 shares that may be deemed to be
                            beneficially owned by the A. W. Riter, Jr. and B. J.
                            Riter Charitable Trust pursuant to the Voting
                            Agreement described in Item 4 of this Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 32 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Rogers Family Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 118,400 shares owned directly
       WITH                 by the Rogers Family Trust and 10,852,096 shares
                            that may be deemed to be beneficially owned by the
                            Rogers Family Trust pursuant to the Voting Agreement
                            described in Item 4 of this Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 33 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ryan McDonald Rogers - UGMA Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Ryan McDonald Rogers - UGMA Trust and 10,968,496
                            shares that may be deemed to be beneficially owned
                            by the Ryan McDonald Rogers - UGMA Trust pursuant to
                            the Voting Agreement described in Item 4 of this
                            Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 34 of 50 Pages

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Austin Michael Rogers - UGMA Trust
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*

           N/A
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(a)                                                [ ]

--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
--------------------------------------------------------------------------------
    NUMBER OF       7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY       ------------------------------------------------------------
       EACH         8       SHARED VOTING POWER
    REPORTING
      PERSON                10,970,496 (includes 2,000 shares owned directly by
       WITH                 the Austin Michael Rogers - UGMA Trust and
                            10,968,496 shares that may be deemed to be
                            beneficially owned by the Austin Michael Rogers -
                            UGMA Trust pursuant to the Voting Agreement
                            described in Item 4 of this Schedule.)
                    ------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            0
                    ------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,970,496
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 872241-10-4                 13D                    Page 35 of 50 Pages



         The summary descriptions contained in this report of certain agreements and documents are qualified in their entirety by reference to the complete texts of those agreements and documents filed as Exhibits to this Statement and incorporated herein by reference.

ITEM 1. SECURITY AND ISSUER. Item 1 is hereby amended and restated in its entirety to read as follows:

         The title and class of equity securities to which this Statement relates is the common stock, $.10 par value per share, (the "Common Stock") of TCA Cable TV, Inc., a Texas corporation ("TCA"), which is covered by that certain Voting Agreement, dated as of May 11, 1999 (the "Voting Agreement"), by and among Louise H. Rogers; Fred R. Nichols; Darrell L. Campbell; Ben R. Fisch, M.D.; Wayne J. McKinney; Joanne McKinney, as trustee for the following trusts:
Wayne J. McKinney Children Trust, Susan Ann Pippin Trust, UADTD 12/26/89 Judy Carol Hill Trust; A.W. Riter, Jr. and A.W. Riter, III, as co-trustees for the following trusts: Alysia Elizabeth Kerr No.1 Trust, Andrew Cameron Kerr No.1 Trust, Kaylyn Kelsey Kerr No.1 Trust, Walter Riter Kerr No. 1 Trust, William Caleb Kerr No. 1 Trust, Paxton Whitted Riter No. 1 Trust, Alysia Elizabeth Kerr `89 Trust, Andrew Cameron Kerr `89 Trust, Kaylyn Kelsey Kerr `89 Trust, Walter Riter Kerr `89 Trust, William Caleb Kerr `89 Trust and Paxton Whitted Riter `89 Trust; Randall K. Rogers, individually and as trustee for the following trusts:
Rogers Family Trust, Ryan McDonald Rogers UGMA Trust and the Austin Michael Rogers UGMA Trust; A. W. Riter, Jr., individually and as trustee for the A.W. Riter, Jr. and B.J. Riter Charitable Trust and as the general partner of Riter Family Limited Partnership, L.P.; Melvin R. Jenschke; Russell B. Rogers; Rebecca Rogers Wangner; and Rogers Venture Enterprises, Inc. (collectively, the "Reporting Persons"), TCA and Cox Communications, Inc., a Delaware corporation ("Cox"). The Voting Agreement was entered into in connection with, and as an inducement to Cox to enter into, that certain Agreement and Plan of Merger, dated as of May 11, 1999, by and between TCA, Cox and a wholly-owned subsidiary of Cox ("Merger Sub") whereby TCA will be merged with and into Merger Sub. The Merger Agreement and the Voting Agreement are more fully described in Item 4 to this Statement.

         The address of the principal executive offices of TCA is 3015 S.S.E. Loop 323, Tyler, Texas 75701.


ITEM 2. IDENTITY AND BACKGROUND. Item 2 is hereby amended and restated in its entirety to read as follows:

         As parties to the Voting Agreement, the Reporting Persons may be deemed to beneficially own all of the Common Stock covered by the Voting Agreement. This Statement, therefore, constitutes the joint filing by the Reporting Persons to report the transactions covered by the Voting Agreement.

         The name, residence or business address and principal occupation of each of the Reporting Persons is set forth below. None of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past five years. In the past

CUSIP NO. 872241-10-4                 13D                    Page 36 of 50 Pages


five years, none of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of a competent jurisdiction which resulted in such person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. All of the natural persons who are Reporting Persons are citizens of the United States. Rogers Venture Enterprises, Inc. is a Texas corporation. All of the trusts are Texas trusts. Riter Family Limited Partnership, L.P. is a Texas limited partnership.

------------------------------------ ----------------------------- -------------------------------------------------
REPORTING PERSON                     PRINCIPAL ADDRESS             PRINCIPAL OCCUPATION/BUSINESS
------------------------------------ ----------------------------- -------------------------------------------------
Louise H.  Rogers (individually,     2512 Alta Mira                Private investments
and as a director of Rogers          Tyler, Texas 75701
Venture Enterprises, Inc.)
------------------------------------ ----------------------------- -------------------------------------------------
Fred R. Nichols                      3015 S.S.E. Loop 323          President, Chief Executive Officer and Chairman
                                     Tyler, Texas 75701            of the Board of TCA
------------------------------------ ----------------------------- -------------------------------------------------
Darrell L. Campbell                  3015 S.S.E. Loop 323          President of VPI Communications, Inc., a
                                     Tyler, Texas 75701            wholly-owned subsidiary of TCA
------------------------------------ ----------------------------- -------------------------------------------------
Ben R. Fisch, M.D.                   3715 Wynnwood                 Private Investments
                                     Tyler, Texas 75701
------------------------------------ ----------------------------- -------------------------------------------------
Wayne J. McKinney                    2123 Parkway Place            Chairman of the Board and Chief Executive
                                     Tyler, Texas 75701            Officer of B & W Finance
------------------------------------ ----------------------------- -------------------------------------------------
Joanne McKinney, as trustee for      2123 Parkway Place            Homemaker
Wayne J. McKinney Children Trust,    Tyler, Texas 75701
Susan Ann Pippin Trust and UADTD
12/26/89 Judy Carol Hill Trust
------------------------------------ ----------------------------- -------------------------------------------------

CUSIP NO. 872241-10-4                 13D                    Page 37 of 50 Pages

------------------------------------ ----------------------------- -------------------------------------------------
REPORTING PERSON                     PRINCIPAL ADDRESS             PRINCIPAL OCCUPATION/BUSINESS
------------------------------------ ----------------------------- -------------------------------------------------
A.W. Riter, Jr., individually and    1406 Plaza Tower              Private Investments
as co-trustee for the following      110 North College
trusts: Alysia Elizabeth Kerr No.1   Tyler, Texas 75702
Trust, Andrew Cameron Kerr No.1
Trust, Kaylyn Kelsey Kerr No.1
Trust, Walter Riter Kerr No. 1
Trust, William Caleb Kerr No. 1
Trust, Paxton Whitted Riter No. 1
Trust, Alysia Elizabeth Kerr `89
Trust, Andrew Cameron Kerr `89
Trust, Kaylyn Kelsey Kerr `89
Trust, Walter Riter Kerr `89
Trust, William Caleb Kerr `89
Trust, Paxton Whitted Riter `89
Trust, as sole trustee for the A. W. Riter, Jr.
and B. J. Riter Charitable Trust
and as sole general partner of the
Riter Family Limited Partnership,
L. P.
------------------------------------ ----------------------------- -------------------------------------------------
A.W. Riter, III , as co-trustee      1717 South College            Banker
for the following trusts: Alysia     Tyler, Texas 75701
Elizabeth Kerr No.1 Trust, Andrew
Cameron Kerr No.1 Trust, Kaylyn
Kelsey Kerr No.1 Trust, Walter
Riter Kerr No. 1 Trust, William
Caleb Kerr No. 1 Trust, Paxton
Whitted Riter No. 1 Trust, Alysia
Elizabeth Kerr `89 Trust, Andrew
Cameron Kerr `89 Trust, Kaylyn
Kelsey Kerr `89 Trust, Walter
Riter Kerr `89 Trust, William
Caleb Kerr `89 Trust and Paxton
Whitted Riter `89 Trust
------------------------------------ ----------------------------- -------------------------------------------------

CUSIP NO. 872241-10-4                 13D                    Page 38 of 50 Pages

------------------------------------ ----------------------------- -------------------------------------------------
REPORTING PERSON                     PRINCIPAL ADDRESS             PRINCIPAL OCCUPATION/BUSINESS
------------------------------------ ----------------------------- -------------------------------------------------
Randall K. Rogers (individually,     3015 S.S.E. Loop 323          Senior Vice President of Operations of TCA
and as an executive officer and      Tyler, Texas 75701
director of Rogers Venture
Enterprises, Inc. and as trustee
for Rogers Family Trust, Ryan
McDonald Rogers UGMA Trust and the
Austin Michael Rogers UGMA Trust )
------------------------------------ ----------------------------- -------------------------------------------------
Melvin R. Jenschke                   3015 S.S.E. Loop 323          Vice President of Engineering for TCA
                                     Tyler, Texas 75701
------------------------------------ ----------------------------- -------------------------------------------------
Russell B. Rogers                    3015 S.S.E. Loop 323          Vice President of Operations of TCA Management
                                     Tyler, Texas 75701            Company, Inc., a wholly-owned subsidiary of TCA
------------------------------------ ----------------------------- -------------------------------------------------
Rebecca Rogers Wangner               19718 Copper Oaks             Homemaker
                                     Tyler, Texas 75703
------------------------------------ ----------------------------- -------------------------------------------------
Rogers Venture Enterprises, Inc.     3015 S.S.E. Loop 323          Real Estate
(for the information required to     Tyler, Texas 75701
be furnished for this Reporting
Person's executive officers and
directors, see the information
supplied herein for Ms. Louise H.
Rogers and Mr. Randall K. Rogers
who are the only directors of
Rogers Venture Enterprises, Inc.
Mr. Randall K.  Rogers is the only
executive officer of Rogers
Venture Enterprises, Inc.
------------------------------------ ----------------------------- -------------------------------------------------

CUSIP NO. 872241-10-4                 13D                    Page 39 of 50 Pages

------------------------------------ ----------------------------- -------------------------------------------------
REPORTING PERSON                     PRINCIPAL ADDRESS             PRINCIPAL OCCUPATION/BUSINESS
------------------------------------ ----------------------------- -------------------------------------------------

Wayne J. McKinney Children Trust,    2123 Parkway Place
Susan Ann Pippin Trust, UADTD        Tyler, Texas 75701
12/26/89 Judy Carol Hill Trust
(for the information supplied by
these Reporting Persons' trustee,
see the information supplied herein
 by Joanne McKinney).

------------------------------------ ----------------------------- -------------------------------------------------
Alysia Elizabeth Kerr No.1 Trust,    1406 Plaza Tower
Andrew Cameron Kerr No.1 Trust,      110 North College
Kaylyn Kelsey Kerr No.1 Trust,       Tyler, Texas 75702
Walter Riter Kerr No. 1 Trust,
William Caleb Kerr No. 1 Trust,
Paxton Whitted Riter No. 1 Trust,
Alysia Elizabeth Kerr `89 Trust,
Andrew Cameron Kerr `89 Trust,
Kaylyn Kelsey Kerr `89 Trust,
Walter Riter Kerr `89 Trust,
William Caleb Kerr `89 Trust, and
Paxton Whitted Riter `89 Trust,
(for the information supplied by
these Reporting Persons' co-trustees
see the information supplied herein
by Mr. A. W. Riter, Jr. and Mr. A. W.
Riter, III)

------------------------------------ ----------------------------- -------------------------------------------------
A.W. Riter, Jr. and B.J. Riter       1406 Plaza Tower
Charitable Trust (for the            110 North College
information supplied by this         Tyler, Texas 75702
Reporting Persons' trustee see the
information supplied herein by Mr.
A.W. Riter, Jr.

CUSIP NO. 872241-10-4                 13D                    Page 40 of 50 Pages

------------------------------------ ----------------------------- -------------------------------------------------
REPORTING PERSON                     PRINCIPAL ADDRESS             PRINCIPAL OCCUPATION/BUSINESS
------------------------------------ ----------------------------- -------------------------------------------------
Rogers Family Trust, Ryan McDonald   3015 S.S.E. Loop 323
Rogers UGMA Trust, Austin Michael    Tyler, Texas 75701
Rogers UGMA Trust (for the
information supplied by these
Reporting Persons' trustees see
the information supplied herein by
Mr. Randall R. Rogers)
------------------------------------ ----------------------------- -------------------------------------------------
Riter Family Limited Partnership,    1406 Plaza Tower
L.P. (for information supplied by    110 North College
this Reporting Person's sole         Tyler, Texas 75702
general partner, see the
information supplied herein by Mr.
A.W. Riter, Jr.).
------------------------------------ ----------------------------- -------------------------------------------------

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION. Item 3 is hereby amended and restated in its entirety to read as follows:

         This Statement is filed pursuant to the Voting Agreement described in
Item 4 of this Statement. No funds were used by the Reporting Persons in connection with entering into the Voting Agreement.

ITEM 4. PURPOSE OF TRANSACTION. Item 4 is hereby amended and restated in its entirety to read as follows:

         This Statement is being jointly filed by the Reporting Persons to report the transactions contemplated by the Merger Agreement and the Voting Agreement which contemplate the merger of TCA with and into Merger Sub which will result in a change in control of TCA.

         In accordance with the Merger Agreement, TCA will be merged with and into Merger Sub, with Merger Sub as the sole surviving entity (the "Merger"). The Merger Agreement provides that each outstanding share of Common Stock will be canceled in the Merger and converted into the right to receive Consideration (as defined in the Merger Agreement). The Merger Agreement is incorporated herein as Exhibit A by reference to Exhibit 2.1 to TCA's Current Report on Form 8-K dated May 11, 1999 as filed with the Commission on May 12, 1999 and any description of the Merger or the Merger Agreement is qualified in its entirety by reference thereto.

CUSIP NO. 872241-10-4                 13D                    Page 41 of 50 Pages


         Concurrently with the execution and delivery of the Merger Agreement, TCA, Cox and the Reporting Persons entered into the Voting Agreement. Under the Voting Agreement, the Reporting Persons committed to vote for the approval of the Merger and against any competing acquisition proposals until the Voting Agreement terminates. The Voting Agreement provides that the Reporting Persons will not contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any shares of Common Stock beneficially owned by them except pursuant to the Merger or with Cox's consent The Voting Agreement is incorporated herein as Exhibit B by reference to Exhibit 2.2 to TCA's Current Report on Form 8-K dated May 11, 199 as filed with the Commission on May 12, 1999 and any description of the Voting Agreement is qualified in its entirety by reference thereto.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER. Item 5 is hereby amended and restated in its entirety to read as follows:

         The contents of the cover pages of this Statement are incorporated by reference into this Item 5 for each Reporting Person. Additionally, the following is a list of transactions in TCA Common Stock during the 60 days prior to May 11, 1999 (the date of event which requires filing this Statement) for each Reporting Person that had any transactions:

Mr. A. W. Riter, Jr.:

------------------------------ ---------------------------- ------------------ ----------------------------
           DATE OF                 AMOUNT OF          PRICE PER       WHERE AND HOW EFFECTED
         TRANSACTION             COMMON STOCK           SHARE
------------------------------ ------------------- ------------------ -------------------------------------
           3/25/99                          5,000             $45.00  Broker's transaction on Nasdaq
------------------------------ ------------------- ------------------ -------------------------------------
           3/26/99                          5,000            $45.375  Broker's transaction on Nasdaq
------------------------------ ------------------- ------------------ -------------------------------------
           4/9/99                             500             $45.00  Broker's transaction on Nasdaq
------------------------------ ------------------- ------------------ -------------------------------------
           4/12/99                          1,380             $45.00  Broker's transaction on Nasdaq
------------------------------ ------------------- ------------------ -------------------------------------
           4/22/99                         10,000                     Distributed as a gift to the Riter
                                                                        Family Limited Partnership, L.P.
------------------------------ ------------------- ------------------ -------------------------------------


Riter Family Limited Partnership, L.P.:

------------------------------ ---------------------------- ------------------ ----------------------------
           DATE OF                 AMOUNT OF          PRICE PER       WHERE AND HOW EFFECTED
         TRANSACTION             COMMON STOCK           SHARE
------------------------------ ------------------- ------------------ -------------------------------------
------------------------------ ------------------- ------------------ -------------------------------------
           4/22/99                         10,000                     Received as a gift
------------------------------ ------------------- ------------------ -------------------------------------
           4/22/99                         10,000           $48.7813  Broker's transaction on Nasdaq
------------------------------ ------------------- ------------------ -------------------------------------

CUSIP NO. 872241-10-4                 13D                    Page 42 of 50 Pages


Mr. A. W. Riter, III:

------------------------------ --------------------- ------------------ -------------------------------------
           DATE OF                      AMOUNT OF         PRICE PER     WHERE AND HOW EFFECTED
         TRANSACTION                   COMMON STOCK        SHARE
------------------------------ --------------------- ------------------ -------------------------------------
           4/23/99                        4,910             $49.75      Broker's transaction on Nasdaq
------------------------------ --------------------- ------------------ -------------------------------------
           4/23/99                        3,910             $49.75      Broker's transaction on Nasdaq
------------------------------ --------------------- ------------------ -------------------------------------
           4/23/99                        1,000            $49.875      Broker's transaction on Nasdaq
------------------------------ --------------------- ------------------ -------------------------------------

Mr. Russell B. Rogers:

------------------------------ ---------------------------- ------------------ -------------------------------------
           DATE OF                      AMOUNT OF                 PRICE PER           WHERE AND HOW EFFECTED
         TRANSACTION                  COMMON STOCK                  SHARE
------------------------------ ---------------------------- ------------------ -------------------------------------
           4/13/99                       5,300                      $47.00      Broker's transaction on Nasdaq
------------------------------ ---------------------------- ------------------ -------------------------------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER. Item 6 is hereby amended and restated in its entirety to read as follows:

         Except as set forth herein, to the knowledge of the Reporting Persons there are no contracts, arrangements, understandings or relationships (legal or otherwise) among any Reporting Persons and any other person with respect to any securities of TCA.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following documents are filed as exhibits:

         Exhibit A:        Agreement and Plan of Merger, dated as of May 11,
                           1999, by and among Cox Communications, Inc., Cox
                           Classic Cable, Inc. and TCA Cable TV, Inc.
                           (incorporated by reference as Exhibit 2.1 of TCA's
                           Form 8-K, as filed with the Commission on May 12,
                           1999).

         Exhibit B: Voting Agreement, dated as of May 11, 1999, by and among TCA Cable TV, Inc., Cox Communications, Inc. and certain Stockholders of TCA Cable TV, Inc. (incorporated by reference as Exhibit 4.1 of TCA's Form 8-K, as filed with the Commission on May 12,
                           1999).

         Exhibit C:        Agreement Regarding Joint Filing of Schedule 13D/A.

CUSIP NO. 872241-10-4                 13D                    Page 43 of 50 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: May 20, 1999                   /s/ LOUISE H. ROGERS
                                     -----------------------------------------
                                     Louise H. Rogers

                                     /s/ FRED R. NICHOLS
                                     -----------------------------------------
                                     Fred R. Nichols

                                     /s/ DARRELL L. CAMPBELL
                                     -----------------------------------------
                                     Darrell L. Campbell

                                     /s/ BEN R. FISCH, M.D.
                                     -----------------------------------------
                                     Ben R. Fisch, M.D.

                                     /s/ WAYNE J. MCKINNEY
                                     -----------------------------------------
                                     Wayne J. McKinney

                                     /s/ A.W. RITER, JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr.

                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers

                                     /s/ MELVIN R. JENSCHKE
                                     -----------------------------------------
                                     Melvin R. Jenschke

                                     /s/ RUSSELL B. ROGERS
                                     -----------------------------------------
                                     Russell B. Rogers

                                     /s/ REBECCA ROGERS WANGNER
                                     -----------------------------------------
                                     Rebecca Rogers Wangner

                                     ROGERS VENTURE ENTERPRISES, INC.

                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers, President

CUSIP NO. 872241-10-4                 13D                    Page 44 of 50 Pages


                                     ROGERS VENTURE ENTERPRISES, INC.


                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers, President



                                     RITER FAMILY LIMITED PARTNERSHIP, L.P.


                                     /s/ A.W. RITER, JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr., sole general partner


                                     WAYNE J. MCKINNEY CHILDREN TRUST
                                     SUSAN ANN PIPPIN TRUST
                                     UADTD 12/26/89 JUDY CAROL HILL TRUST

                                     /s/ JOANNE MCKINNEY
                                     -----------------------------------------
                                     Joanne McKinney, as Trustee for each of
                                     the foregoing trusts


                                     ALYSIA ELIZABETH KERR NO.1 TRUST
                                     ANDREW CAMERON KERR NO.1 TRUST
                                     KAYLYN KELSEY KERR NO.1 TRUST
                                     WALTER RITER KERR NO. 1 TRUST
                                     WILLIAM CALEB KERR NO. 1 TRUST
                                     PAXTON WHITTED RITER NO. 1 TRUST
                                     ALYSIA ELIZABETH KERR `89 TRUST
                                     ANDREW CAMERON KERR `89 TRUST
                                     KAYLYN KELSEY KERR `89 TRUST
                                     WALTER RITER KERR `89 TRUST
                                     WILLIAM CALEB KERR `89 TRUST
                                     PAXTON WHITTED RITER `89 TRUST
                                     A.W. RITER, JR. AND B.J. RITER CHARITABLE
                                     TRUST


                                     /s/ A.W. RITER JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr., as Trustee for each of
                                     the foregoing trusts

CUSIP NO. 872241-10-4                 13D                    Page 45 of 50 Pages

                                     ROGERS FAMILY TRUST
                                     RYAN MCDONALD ROGERS UGMA TRUST
                                     AUSTIN MICHAEL ROGERS UGMA TRUST


                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers, as Trustee for each
                                     of the foregoing trusts

CUSIP NO. 872241-10-4                 13D                    Page 46 of 50 Pages



                                   Exhibit A

Agreement and Plan of Merger, dated as of May 11, 1999, by and among Cox Communications, Inc., Cox Classic Cable, Inc. and TCA Cable TV, Inc. (incorporated by reference as Exhibit 2.1 of TCA's Form 8-K, as filed with the Commission on May 12, 1999).

CUSIP NO. 872241-10-4                 13D                    Page 47 of 50 Pages


                                    Exhibit B

Voting Agreement, dated as of May 11, 1999, by and among TCA Cable TV, Inc., Cox Communications, Inc. and certain Stockholders of TCA Cable TV, Inc. (incorporated by reference as Exhibit 4.1 of TCA's Form 8-K, as filed with the Commission on May 12, 1999).

CUSIP NO. 872241-10-4                 13D                    Page 48 of 50 Pages

                                    Exhibit C

               Agreement Regarding Joint Filing of Schedule 13D/A.

CUSIP NO. 872241-10-4                 13D                    Page 49 of 50 Pages



                                    Agreement
                         Joint Filing of Schedule 13D/A

The undersigned hereby agree to jointly prepare and file a Schedule 13D/A and any future amendments thereto reporting each of the undersigned's ownership of securities of TCA Cable TV, Inc. and hereby affirm that such Schedule 13D/A is being filed on behalf of each of the undersigned. Each party will only be responsible for the accuracy of the information pertaining to that party and will be responsible for that party's filing fees.

Date: May 20, 1999                   /s/ LOUISE H. ROGERS
                                     -----------------------------------------
                                     Louise H. Rogers

                                     /s/ FRED R. NICHOLS
                                     -----------------------------------------
                                     Fred R. Nichols

                                     /s/ DARRELL L. CAMPBELL
                                     -----------------------------------------
                                     Darrell L. Campbell

                                     /s/ BEN R. FISCH, M.D.
                                     -----------------------------------------
                                     Ben R. Fisch, M.D.

                                     /s/ WAYNE J. MCKINNEY
                                     -----------------------------------------
                                     Wayne J. McKinney

                                     /s/ A.W. RITER, JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr.

                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers

                                     /s/ MELVIN R. JENSCHKE
                                     -----------------------------------------
                                     Melvin R. Jenschke

                                     /s/ RUSSELL B. ROGERS
                                     -----------------------------------------
                                     Russell B. Rogers

                                     /s/ REBECCA ROGERS WANGNER
                                     -----------------------------------------
                                     Rebecca Rogers Wangner

CUSIP NO. 872241-10-4                 13D                    Page 50 of 50 Pages


                                     RITER FAMILY LIMITED PARTNERSHIP, L.P.


                                     /s/ A.W. RITER, JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr., sole general partner


                                     WAYNE J. MCKINNEY CHILDREN TRUST
                                     SUSAN ANN PIPPIN TRUST
                                     UADTD 12/26/89 JUDY CAROL HILL TRUST

                                     /s/ JOANNE MCKINNEY
                                     -----------------------------------------
                                     Joanne McKinney, as Trustee for each of
                                     the foregoing trusts




                                     ALYSIA ELIZABETH KERR NO. 1 TRUST
                                     ANDREW CAMERON KERR NO. 1 TRUST
                                     KAYLYN KELSEY KERR NO. 1 TRUST
                                     WALTER RITER KERR NO. 1 TRUST
                                     WILLIAM CALEB KERR NO. 1 TRUST
                                     PAXTON WHITTED RITER NO. 1 TRUST
                                     ALYSIA ELIZABETH KERR `89 TRUST
                                     ANDREW CAMERON KERR `89 TRUST
                                     KAYLYN KELSEY KERR `89 TRUST
                                     WALTER RITER KERR `89 TRUST
                                     WILLIAM CALEB KERR `89 TRUST
                                     PAXTON WHITTED RITER `89 TRUST
                                     A.W. RITER, JR. AND B.J. RITER CHARITABLE
                                     TRUST

                                     /s/ A.W. RITER, JR.
                                     -----------------------------------------
                                     A.W. Riter, Jr., as Trustee for each of
                                     the foregoing trusts


                                     ROGERS FAMILY TRUST
                                     RYAN MCDONALD ROGERS UGMA TRUST
                                     AUSTIN MICHAEL ROGERS UGMA TRUST


                                     /s/ RANDALL K. ROGERS
                                     -----------------------------------------
                                     Randall K. Rogers, as Trustee for each
                                     of the foregoing trusts